Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:

Inspire Pharmaceuticals, Inc.	Inspire Pharmaceuticals, Inc.
Jenny Kobin	Cara Amoroso
VP, Investor Relations and Corporate Communications	Manager, Corporate Communications
(919) 941-9777, Extension 219	(919) 941-9777, Extension 266

INSPIRE ANNOUNCES MANAGEMENT STRUCTURE CHANGES

DURHAM, NC - July 1, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today a series of management changes, including revised job responsibilities, designed to position the organization for long-term success.

“The actions we are taking provide the organizational structure and additional leadership needed to achieve our strategic objectives and drive shareholder value,” said Adrian Adams, President and CEO of Inspire. “During my first four months as CEO at Inspire, I have interacted with a broad range of key stakeholders, including employees, physicians, patients, partners and shareholders. Inspire is fortunate to have a highly experienced and capable employee base and many dedicated external supporters. We are building on these foundations for success with a management structure that provides a sharper focus on both the ophthalmic business to drive sales and on the denufosol tetrasodium cystic fibrosis program to ensure seamless regulatory and commercial preparation.”

The new leadership team will be comprised of existing Inspire executives plus two future senior executive additions. The team includes:

•	R. Kim Brazzell, Ph.D., Executive Vice President, Medical and Scientific Affairs

•	Andrew I. Koven, Executive Vice President and Chief Administrative and Legal Officer

•	Joseph K. Schachle, Executive Vice President, Pulmonary Business

•	Joseph M. Spagnardi, Senior Vice President, General Counsel and Secretary

•	Thomas R. Staab, II, Executive Vice President and Chief Financial Officer

•	Gerald W. St. Peter, Senior Vice President, Ophthalmology Business

•	Francisca K. Yanez, Vice President, Human Resources

Inspire also reported that Benjamin R. Yerxa, Ph.D. has announced his decision to resign from his position of Executive Vice President and Chief, Research and Development as of August 1, 2010. Dr. Yerxa has agreed to serve as a consultant to the Company until the end of 2010 in order to maintain continuity of ongoing clinical programs. Inspire is in the process of recruiting an Executive Vice President of Research & Development and a Senior Vice President and Chief Technical Officer, both of whom are expected to serve on the broadened leadership team.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. The most advanced compounds in Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made that the management structure changes will position the organization for long-term success; the actions taken will provide the organizational structure and additional leadership needed to achieve the Company’s strategic objectives and drive shareholder value; the changes will drive sales and ensure regulatory and commercial preparation on the denufosol tetrasodium cystic fibrosis program; the executive leadership team will be comprised of Inspire executives plus two future additions; the Company will successfully recruit an Executive Vice President of Research & Development and a Senior Vice President and Chief Technical Officer and that such persons, even if successfully recruited, will serve on the executive leadership team; and that the Company will build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797